Exhibit 10.4

FIRST AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement made and entered into as of December 31, 2008 by and between Sprint Nextel Corporation (the “Company” and Daniel R. Hesse (the “Agreement”) is entered into on this 16th day of November, 2012. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby amend the Agreement as follows:

1.	Effective as of November 6, 2012, Section 11(b) of the Agreement is replaced in its entirety by the following:

(b)     “Competitor” means, at the time of Executive's termination of employment for any reason, any individual, corporation, partnership, association, joint venture, or trust (a “Person”) or any of such Person's Divisions doing business in the United States including any territory of the United States (the “Territory”) or any of such Person's Divisions employing the Executive if such Person or its Division: (i) receives at least 15% of its gross operating revenues from providing wireless communications services of any type (for example, voice, data, including Internet, and video); (ii) is operating for less than 5 years a wireless line of business from which the Company Group derives at least 3% of gross operating revenues, notwithstanding such Person's or Division's lack of substantial revenues in such line of business; or (iii) is engaged in any activity or has an interest in any activity in which Proprietary Information to which the Executive had access at any time during the two-year period before his termination of employment could be of substantial economic value to the Person or its Division. For this purpose, “Division” means any distinct group, subsidiary, or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the day and year first written above.

SPRINT NEXTEL CORPORATION

/s/ Sandra J. Price
By: Sandra J. Price,
Senior Vice President, Human Resources

EXECUTIVE

/s/ Daniel R. Hesse
Daniel R. Hesse